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Atlantic Power Corporation Investor Call

January 15, 2021 8:00 AM ET

Transcript

Operator

Good morning, everyone, and welcome to the Atlantic Power investor conference call. (Operator Instructions) Please note, today's event is being recorded.

I would now like to turn the conference over to Ron Bialobrzeski, Director of Finance. Please go ahead, sir.

Ron Bialobrzeski Atlantic Power Corporation - Director of Finance

Welcome. Thank you for joining us this morning.

The accompanying presentation for today's call and webcast can be found in the Conference Calls section and on the homepage of our website. Also available on our website is a summary of key questions and answers related to the proposed transaction that may be of interest to investors.

Before we begin, we want to remind everyone that Atlantic Power will file with the SEC and Canadian Securities Administrators and mail to its securities holders a management information circular and proxy statement in connection with the proposed transaction. We urge investors to read the management information circular and proxy statement, when it becomes available, because it will contain [important information] about the proposed transaction. The management information circular and proxy statement, when it becomes available, will also include information about persons who may be deemed to be participants in the solicitation of proxies from Atlantic Power's security holders in the proposed transaction, including information regarding the interest of Atlantic Power's directors and executive officers in the transaction. You may obtain a free copy of the management information circular and proxy statement when available at the SEC's website, www.sec.gov, or on Atlantic Power's website at www.atlanticpower.com.

We also remind you that this call includes forward-looking statements as defined under U.S. securities laws, which involve a number of known and unknown risks, uncertainties and other factors, many of which Atlantic Power is unable to predict or control, that may cause the company's plans with respect to the proposed transaction, actual results or performance to differ materially from current expectations. Factors that could cause actual results to differ and other important information are included on Page 2 of the slides accompanying this presentation and in the company's SEC reports.

Now I'll turn the call over to Jim Moore, President and CEO of Atlantic Power.

James J. Moore, Jr. Atlantic Power Corporation - CEO, President & Director

Thank you, Ron. Welcome, everyone. Good morning. Thank you for joining us today. The Atlantic Power management team is on the call this morning as well.

Last night, we announced an agreement to be acquired by I Squared Capital. This is a good day for Atlantic Power's common holders and our other securities holders. We expect the closing to occur in the second quarter of this year. The key conditions of the transaction are centered around the acquisition of all our publicly traded securities.

When I joined the company in January 2015, I told shareholders we would not be an entrenched management team. In previous management roles, I've been involved in selling IPP companies 3 times.

In 2014, Atlantic Power ran a sales process that did not result in a transaction.

In 2015, again when I joined as CEO, the company was threatened with shareholder lawsuits and large walls of debt.

It took us several years, but we resolved the lawsuits without making any payments. We paid down more than $1.1 billion of debt. We restructured debt maturities. We reduced the cash interest payments by more than 70%. We sold assets at attractive prices. We mothballed other plants. We acquired yet other plants at attractive prices. And we reduced the corporate overheads by nearly 50%.

Six years later, our share price has not reflected that progress. As we point out in the investor presentation, Atlantic Power is a micro-cap energy company with a declining EBITDA profile. We have previously heard from some investors that the company was too small and idiosyncratic to be public. We have been open to approaches over the last six years. We've had numerous M&A conversations, and some went beyond preliminary discussions.

So along came I Squared Capital. We signed an agreement with them yesterday. The I Squared team was resilient, resourceful and creative. They were the first firm that was able to unlock what we consider fair value for our securities holders.

The Board and the management have worked very hard for years to keep our eyes on whether the shareholders are better served by holding or selling the company. We have not been interested in any inadequate proposals. As the management team, we love being independent and contrarian. Our Board is truly supportive of taking the type of approach outlined in The Outsiders book we discussed in some of our letters to shareholders. Selling the company is bittersweet.

But with our shareholder hat on, it's increasingly obvious that the next five years might be a repeat of the last five years. Even if we could deploy all of our discretionary cash flow into growth, it wouldn't be meaningful enough to offset the total decline in EBITDA from PPA expirations and lower power prices. And with declining EBITDA, the credit of our securities may become more challenged over time. The preferred shares are perpetual and the Medium Term Notes have long remaining tenor. By contrast, the Term Loan B gets paid off much sooner. If power prices remain lower for longer, as they have since 2017 when we discussed that scenario, our ability to continue paying dividends on our preferred shares or to pay off our Medium Term Notes likely would be increasingly challenged. Instead, this transaction would de-risk all our securities at a premium to the recent and longer-term (over five years, say) trading ranges for those securities.

Getting all of our holders the ability to de-risk today at premiums to those trading ranges is a good outcome, in our opinion.

The management and the Board, who are significant owners with approximately 4% of the shares, have concluded that this is in the best interest of shareholders and security holders to sell at these cash prices.

I encourage you to read the press release and other materials we filed with the SEC this morning. The presentation and a series of investor Q&A can be found on our website. In the coming weeks, we'll be filing the management information circular and a proxy that will contain additional detail on the transaction.

Today, we wanted to give you our thinking on why it is time to sell and why this is a compelling transaction. I, and the rest of the management team and the Board, will be voting yes on the transaction. We will work hard to obtain the necessary approvals to close the transaction.

Today, we ask you to limit your questions to the announcement as we do not plan to address other matters. Operator, we are ready to begin the Q&A session.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Today's first question comes from Nelson Ng with RBC.

Nelson Ng RBC Capital Markets, Research Division - Analyst

Congrats on the transaction. Just to clarify on the background of the transaction. Since I Squared approached you guys, was it mainly a back and forth between the two parties? Or were there other bidders involved in the process during that time?

James J. Moore, Jr. Atlantic Power Corporation - CEO, President & Director

Yeah, so let me tell you this. I've got to be very careful today. I want to -- I don't want to disclose anything that's not disclosed in what we released last night, put on the SEC website. Usually, I'm very unscripted and discursive, but I have to be careful that all our shareholders have the same information. And so we're going to try to stay well away from any legal or ethical boundaries in what we discuss.

What I can tell you is that over the six years I've been here, we've always been willing to talk to potential bidders. We've talked to many of them. We've signed NDAs with some of them. We've gotten price quotations from some of them.

And so we view it that the company was put up for sale in 2014, a process was run. And from when I joined in January of 2015 through today, it's been more or less a rolling process where if credible bidders come in with credible prices and they're willing to talk, we've been willing to talk. I Squared is the first firm that was able to come up with an offer that we deemed a good deal for our shareholders.

Operator

And our next question today comes from Rupert Merer with National Bank.

Rupert M. Merer National Bank Financial, Inc., Research Division - MD and Research Analyst

Congratulations on the deal. If another party was to come forward now and offer an attractive price, is there a break fee associated with this offer? I'm not sure that's public so I'm not sure what you can tell me.

James J. Moore, Jr. Atlantic Power Corporation - CEO, President & Director

Yes. There is a break fee and a reverse break fee. I don't want to say exactly what they are because I'm not sure if we've disclosed those. But if they're not in the disclosures this morning, keep your eyes out for the circular and any future disclosures. But I'll it leave at that.

-

Jim? Jim?

James J. Moore, Jr. Atlantic Power Corporation - CEO, President & Director

Yes? Sorry.

-

Just -- I was going to indicate that is discussed in the investor question-and-answer document that's available on the homepage and the Conference Calls page of the company website.

James J. Moore, Jr. Atlantic Power Corporation - CEO, President & Director

Thank you, [Elizabeth].

Operator

Ladies and gentlemen, this concludes the question-and-answer session. I'd like to turn the conference back over to James Moore for any final remarks.

James J. Moore, Jr. Atlantic Power Corporation - CEO, President & Director

All right. Thanks, everybody, for being here.

It's been an honor to be the CEO for six years. I think you've got a great management team and a great Board of Directors. And as I say, it's a bittersweet deal. But we've looked at it carefully, and we're going to recommend and vote our shares in favor of this deal and encourage all our fellow securities holders to go ahead and de-risk at this time at these cash prices, which the Board and the management team deemed to be a good outcome for everybody.

Thank you very much for joining, and appreciate you being on the call.

Operator

Thank you, sir, and thank you all for attending today's presentation. Today's conference has now concluded. Have a wonderful day.

Communication posted on Atlantic Power's website at www.atlanticpower.com:

1	Key Questions

2	Q. Background of this transaction? Did you run a process?

3	•	They approached us
4	•	As we’ve said before, we didn’t think time was right to run a process given market conditions
5	•	But we have always been willing to talk with any interested party and we have talked with a number over the years. Some discussions got further along than others
6
7	•	These folks did serious work on the company, more work than anybody else had. They were very creative and diligent in their approach, and came up with a proposal that we thought made sense for our shareholders

8

9

10	Q. Why this type of structure rather than a more conventional acquisition of only the common shares?

11	•	That’s really a question for I Squared
12	•	As I noted, they were really creative in their approach to how best to structure a deal that worked for them as well as us

13

14	Q. Why sell now? Why not wait until power markets show some improvement?

15	•	No guarantee they will improve
16	•	The real question is could you get a sufficiently better price by waiting. You might, but there’s no guarantee, and there’s no income on the shares, so you don’t get paid for waiting. Some of our investors have brought this up with us. Until now, there wasn’t a sufficiently good alternative to waiting it out. We think this deal is it.

17

18

19

20	Q. Does this reflect a more pessimistic view on your part of market conditions or the re-contracting
21	outlook?

22	•	The timing was driven by their approach to us
23	•	The fact is, forward power curves have continued to come down
24	•	The more significant re-contracting challenges are still two to five years out. But the way these work, there’s very little visibility until you get much closer to the PPA expiration date. In our view, the price for the shares takes the re-contracting risk off the table.

25

26

27	Q. How does the $3.03 price for the common shares compare to your estimates of IV?

28	•	As we’ve always said, our IV estimate is a range, not a point estimate
29	•	Reflects wide range of possible scenarios
30	•	To do better than $3.00, we’d need a material uplift in power prices and good outcomes on re-contracting
31
32	•	It could happen, but Board and management are of the view that the better alternative is to de-risk by selling for cash now

33

34	•	We came to that conclusion after studying possible outcomes over the next three to five years and conducting a probability analysis together with our financial advisors

35

36	Q. What did the Board look at in analyzing the offer?

37	•	Very thorough and rigorous approach in conjunction with financial and legal advisors
38	•	Also solicited fairness opinions from independent financial firms
39	•	There’ll be more details in the circular on the process

40	Q. Can you walk us through how I Squared thought about the relative prices for the common vs the
41	preferred? Why are the prefs getting less than par?

42	I can’t really comment about how I Squared structured the transaction, but I will say that:

43	•	Both securities would be acquired at meaningful cash premiums to recent trading levels
44	•	The prefs haven’t traded at par since we acquired them as part of the Capital Power Income LP transaction in 2011

45

46	•	There’s no requirement for us to redeem the preferred shares if we remain an independent company

47

48	Q. How do you view the probability of getting a deal done?

49	•	Most of the approvals are fairly typical in terms of third-party consents and regulatory approvals such as FERC

50

51	•	The less typical aspect is the vote by each group of security holders. We’re not going to handicap the voting outcome, other than to say that we think the acquisition offer is attractive relative to recent trading levels

52

53

54	Q. Timeline / next steps

55	•	We’ll be filing a management information circular or proxy in the next three to four weeks
56	•	It will contain more information on the transaction as well as the shareholder voting process
57	•	We’ll be working through the other needed approvals during this time
58	•	Hope to close sometime in the second quarter

59	Q. Will there be changes in management?

60	•	To date our focus has been on getting the best deal for the shareholders
61	•	We do expect there to be a reduction in the executive ranks consistent with no longer being a public company

62

63

64

Cautionary Note Regarding Forward-Looking Statements

To the extent any statements made in this document contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under Canadian securities law (collectively, “forward-looking statements”).

Certain statements in this document may constitute forward-looking statements, which reflect the expectations of Atlantic Power’s management regarding the business prospects and opportunities of Atlantic Power and its projects and the transaction. These statements, which are based on certain assumptions and describe Atlantic Power’s future plans, strategies and expectations, can generally be identified by the use of the words “plans”, “expects”, “does not expect”, “is expected”, “intends”, “anticipates” or “does not anticipate”, “believes”, “outlook”, “objective”, or “continue”, or equivalents or variations, including negative variations, of such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved. Examples of such statements in this document include, but are not limited to, statements with respect to the following:

•	the anticipated benefits of the transaction to the parties, the holders of Atlantic Power’s common shares and convertible debentures, the holders of Atlantic Power Preferred Equity Ltd.’s preferred shares and the holders of Atlantic Power Limited Partnership’s medium term notes;

•	the anticipated receipt of required regulatory, court and securityholder approvals for the transaction;

•	the receipt of third-party consents necessary to satisfy closing conditions to the transaction;

•	the ability of the parties to satisfy the other conditions to, and to complete, the transaction;

•	the mailing of the management information circular and proxy statement and/or consent solicitation documents; and

•	the anticipated timing of the closing of the transaction.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved. Risks and uncertainties inherent in the nature of the transaction include the failure of Atlantic Power, Atlantic Power Limited Partnership, Atlantic Power Preferred Equity Ltd. and I Squared Capital and its affiliates to obtain necessary securityholder, regulatory and court approvals, including those noted above, obtain third-party consents, or to otherwise satisfy the conditions to the completion of the transaction, in a timely manner, or at all. Failure to so obtain such approvals or consents, or the failure of the parties to otherwise satisfy the conditions to or complete the transaction, may result in the transaction not being completed on the proposed terms, or at all. Please also refer to the factors discussed under “Risk Factors” and “Forward-Looking Information” in Atlantic Power’s periodic reports as filed with the U.S. Securities and Exchange Commission (the “SEC”) from time to time for a detailed discussion of the risks and uncertainties affecting Atlantic Power. The anticipated dates provided may change for a number of reasons, including unforeseen delays in preparing securityholder meeting or consent solicitation materials, the inability to secure necessary securityholder, regulatory, court or other third-party approvals or consents in the time assumed, delays resulting from the impact of the COVID-19 pandemic, or the need for additional time to satisfy the other conditions to the completion of the transaction. Although the forward-looking statements contained in this document are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material. These forward-looking statements are made as of the date of this document and, except as expressly required by applicable law, Atlantic Power assumes no obligation to update or revise them to reflect new events or circumstances.

Additional Information about the Arrangement and Where to Find It

This document is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote, consent or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. This document has been prepared in respect of the transaction involving Atlantic Power, Atlantic Power Limited Partnership, Atlantic Power Preferred Equity Ltd., and certain funds managed by I Squared Capital (the “Purchasers”) pursuant to the terms of the Arrangement Agreement by and among Atlantic Power, Atlantic Power Limited Partnership, Atlantic Power Preferred Equity Ltd. and the Purchasers and may be deemed to be soliciting material relating to the transaction. In connection with the transaction, Atlantic Power will file a management information circular and proxy statement relating to a special meeting of the holders of its common shares with the SEC and Canadian Securities Administrators. Additionally, Atlantic Power will file other relevant materials in connection with the transaction with the SEC. Securityholders of Atlantic Power are urged to read the management information circular and proxy statement and/or consent solicitation documents regarding the transaction and any other relevant materials carefully in their entirety when they become available before making any voting or investment decision with respect to the transaction because they will contain important information about the transaction and the parties to the Arrangement Agreement. The definitive management information circular and proxy statement will be mailed to holders of Atlantic Power’s common shares. Holders of Atlantic Power’s common shares will be able to obtain a copy of the management information circular and proxy statement, and the filings with the SEC and Canadian Securities Administrators that will be incorporated by reference into the management information circular and proxy statement, as well as other filings containing information about the transaction and the parties to the Arrangement Agreement made by Atlantic Power with the SEC and Canadian Securities Administrators free of charge on EDGAR at www.sec.gov, on SEDAR at www.sedar.com, or on Atlantic Power’s website at www.atlanticpower.com. Information contained on, or that may be accessed through, the websites referenced in this communication is not incorporated into and does not constitute a part of this document. We have included these website addresses only as inactive textual references and do not intend them to be active links.

Participants in the Solicitation

Atlantic Power and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Atlantic Power’s common shares in respect of the transaction. Information about Atlantic Power’s directors and executive officers is set forth in the proxy statement and proxy circular for Atlantic Power’s 2020 Annual General Meeting of Shareholders, which was filed with the SEC and Canadian Securities Administrators on April 28, 2020. Investors may obtain additional information regarding the interest of such participants by reading the management information circular and proxy statement regarding the Arrangement when it becomes available.